Exhibit 15.12

US$27,057,004

FACILITY AGREEMENT

dated 27 November 2007

for

PT INDOSAT TBK

as Borrower

arranged by

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, JAKARTA BRANCH

with

THE BANKS AND FINANCIAL INSTITUTIONS

named as Original Lenders

and

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

acting as Facility Agent

COMMERCIAL FACILITY AGREEMENT

Ref: L-142434

CONTENTS

CLAUSE		PAGE

	SECTION 1
	DEFINITIONS AND INTERPRETATION

1.	Definitions and Interpretation	3

	SECTION 2
	THE FACILITY

2.	The Facility	18
3.	Purpose	18
4.	Conditions of Utilisation	18

	SECTION 3
	UTILISATION

5.	Utilisation	20

	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment	21
7.	Prepayment and Cancellation	21

	SECTION 5
	COSTS OF UTILISATION

8.	Interest	24
9.	Interest Periods	24
10.	Changes to the calculation of interest	25
11.	Designation of Restricted and Unrestricted Subsidiaries	26
12.	Fee	27

	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS

13.	Tax Gross Up and Indemnities	28
14.	Increased Costs	30
15.	Other Indemnities	30
16.	Mitigation by the Lenders	32
17.	Costs and Expenses	32

	SECTION 7
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	Representations	33
19.	Information Undertakings	36
20.	Financial Covenants	38
21.	General Undertakings	39
22.	Events of Default	43

	SECTION 8
	CHANGES TO PARTIES

23.	Changes to the Lenders	47
24.	Changes to the Borrower	51

i

	SECTION 9
	THE FINANCE PARTIES

25.	Role of the Facility Agent and the Arranger	52
26.	Conduct of Business by the Finance Parties	57
27.	Sharing among the Finance Parties	57

	SECTION 10
	ADMINISTRATION

28.	Payment Mechanics	59
29.	Set-Off	61
30.	Notices/Communications	61
31.	Calculations and Certificates	62
32.	Partial Invalidity	63
33.	Remedies and Waivers	63
34.	Amendments and Waivers	63
35.	Defined Terms in Contract	64
36.	Counterparts	64

	SECTION 11
	GOVERNING LAW AND ENFORCEMENT

37.	Governing Law	65
38.	Arbitration	65

ii

THIS FACILITY AGREEMENT (the “Agreement”) is dated 27 November 2007 and made between:

(1)	PT INDOSAT TBK (the “Borrower”);

(2)	The HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, JAKARTA BRANCH as mandated lead arranger (the “Arranger”);

(3)	The parties specified in Schedule 1 as lenders (the “Original Lenders”); and

(4)	The HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as agent of the other Finance Parties (the “Facility Agent”).

IT IS AGREED as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” of any specified person means:

(a)	any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, or

(b)	any other person who is a commissioner or director or officer of:

(i)	such specified person;

(ii)	any Subsidiary of such specified person; or

(iii)	any person described in (a) above.

For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing,

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Date” means 1 April 2008.

“Available Facility” means the aggregate amount of each Lender’s Commitment at any time.

“Break Costs” means the amount (if any) payable under Clause 10.4 (Break Costs).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and Jakarta and if on that day a payment is to be made, New York City.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalised for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalised amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Clause 21.8 (Liens), a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such persons, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“COFACE” means Compagnie Francaise D’Assurance Pour Le Commerce Exterieur, the official export credit agency of the Republic of France.

“COFACE Facility” means the COFACE Facility Agreement dated on or about the date of this Agreement made between (a) the Borrower; (b) HSBC France as arranger; (c) HSBC France as facility agent and (d) the COFACE Lenders, in which the COFACE Lenders have agreed to make available to the Borrower a loan facility in the amount of US$157,242,996.

“COFACE Lender” means any lender as defined under the COFACE Facility.

“Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (Name of Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Contract” means the in-orbit delivery contract entered into between the Supplier and the Borrower as buyer dated 29 June 2007 in respect of a Palapa D Satellite as amended by Amendment No. 1 dated 26 November 2007.

“Currency Exchange Protection Agreement” means, in respect of a person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such person against fluctuations in currency exchange rates.

“Debt” means, with respect to any person on any date of determination (without duplication):

(a)

the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable which in any such case, bears interest or on which interest accrues; and

(b)	all obligations of such person in relation to accounts payable to such person’s suppliers which bear interest or on which interest accrues.

“Default” means an Event of Default under Clause 22 (Events of Default) or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)

from communicating with other Parties in accordance with the terms of the Finance Documents, (and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” means, for any period, an amount equal to the sum of net consolidated profit plus interest, other operating income and expenses, income tax expense, depreciation and amortisation under GAAP.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in the Republic of Indonesia which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business in the Republic of Indonesia of any member of the Group conducted on or from the properties in the Republic of Indonesia owned or used by the relevant member of the Group.

“Equity” means total assets less minority interests less total liabilities.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Facility” means the USD term loan facility provided under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided:

(a)	if such Property has a Fair Market Value equal to or less than US$5 million, by any Officer of the Borrower; or

(b)

if such Property has a Fair Market Value in excess of US$5 million, by a majority of the board of directors of the Borrower and evidenced by a board resolution of the Borrower, dated within 30 days of the relevant transaction, delivered to the Facility Agent.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower setting out the structuring fee referred to in Clause 12 (Fees).

“Final Maturity Date” means the ninth anniversary date of the date of this Agreement.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Fee Letter; and

(c)	any other document designated as such by the Arranger and by the Borrower,

and each being a “Finance Document”.

“Finance Parties” means:

(a)	the Facility Agent;

(b)	the Arranger;

(c)	the Lenders; or

with each being a “Finance Party”

“First Repayment Date” means the date falling twenty-four (24) Months after the date of this Agreement.

“GAAP” means generally accepted accounting principles in Indonesia.

“Group” means the Borrower and its Subsidiaries.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt of any other person and any obligation, direct or indirect, contingent or otherwise, of such person:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b)	entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part),

provided, however, that the term “guarantee” shall not include:

(a)	endorsements for collection or deposit in the ordinary course of business; or

(b)

a contractual commitment by one person to invest in another person if, as a result of such commitment, such other person is merged or consolidated into, or transfers all or substantially all of its property to the Borrower or a Restricted Subsidiary, provided that such other person’s primary business is the same or substantially similar to that of the Borrower or such Restricted Subsidiary (as the case may be).

“Hedging Obligation” of any person means any obligation of such person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Incur” means, with respect to any Debt or other obligation of any person, to create, issue, incur, extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that any Debt or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that a change in GAAP that results in an obligation of such person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt.

“Indirect Tax” means any goods and services tax, consumption tax, VAT or any tax of a similar nature.

“Indosat Towers” means the telecommunication tower structures owned by the Borrower designed and constructed specially to support antennaes for transmission or reception or retransmission of electronic signals in the Telecommunications Business, including associated civil and mechanical structure and interests in the real property on which any such tower structure is located.

“Initial CPs Satisfaction Date” means the date on which all of the documents and evidence referred to in Schedule 2 (Conditions Precedent) have been received by the Facility Agent or waived by the Majority Lenders, such date to be confirmed by a certificate of the Facility Agent.

“Interest Expense” means for any period, interest expense on Debt.

“Interest Payment Date” means the last day of an Interest Period.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interest Rate Agreement” means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates or reduce borrowing costs and/or costs of Currency Exchange Protection Agreement.

“Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, provided that no negative watch is placed on such rating.

“Lenders” mean:

(a)	the Original Lender; and

(b)

any bank or financial institution which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Utilisation:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the currency or Interest Period of the Utilisation) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of the Utilisation and for a period comparable to the Interest Period for the Utilisation.

“Lien” means, with respect to any Property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Loan” means the aggregate principal amount outstanding for the time being of the Utilisations made under the Facility.

“London Business Day” means a day (other than a Saturday or Sunday) on which deposits may be dealt in on the Relevant Interbank Market and banks are open for general business in London.

“Majority Lenders” means:

(a)

if there is no Loan outstanding, a Lender or Lenders whose Commitments aggregate more than 50.1% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50.1% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 50.1% of the Loan outstanding.

“Margin” means:

(a)	in relation to Offshore Lenders: 1.20 per cent per annum; and

(b)	in relation to Onshore Lenders: 1.45 per cent per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets, operations or financial condition of the Borrower or of the Group taken as a whole;

(b)	the ability of the Borrower to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Material Licence” means, with respect to the Borrower or a Restricted Subsidiary, any licence, authorisation or concession to operate its current business, which, at the time of determination, accounts for more than 10% of the EBITDA for the four full fiscal quarters next preceding the date of determination for which consolidated financial statements are available.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Non-Recourse Debt” means Debt:

(a)

as to which neither the Borrower nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) (other than pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries), (2) is directly or indirectly liable as a guarantor or otherwise or (3) constitutes the lender; and

(b)

no default with respect to which (including any rights that the holders of the Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment of the Debt to be accelerated or payable prior to its Stated Maturity.

“Officer” means the President Director, Deputy President Director or any Director of the Borrower.

“Offshore Lender” means a Lender which participates in the Facility through its Facility Office outside of Indonesia.

“Onshore Lender” means a Lender which participates in the Facility through its Facility Office in Indonesia.

“Original Financial Statements” means in relation to the Borrower, its audited financial statements for its financial year ended 31 December 2006.

“Party” means a party to this Agreement.

“Permitted Liens” means:

(a)	Liens to secure Purchase Money Debt of the Borrower or any Restricted Subsidiary; provided that:

(i)

the aggregate principal amount of such Debt subject to such Liens does not exceed 100% of the sum of (i) the Fair Market Value (on the date of the Incurrence thereof) of the applicable Telecommunication Assets, (ii) the Fair Market Value of any services to be provided to the Borrower or such Restricted Subsidiary by the seller of the Telecommunication Assets in connection therewith, (iii) the amount of interest on such Debt permitted to be capitalized during the period of construction and installation of such assets under GAAP and (iv) any fees required to be paid by the Borrower or such Restricted Subsidiary with respect to such Debt; and

(ii)

any such Lien may not extend to any Property of the Borrower or Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Purchase Money Debt and any improvements or accessions to such Property;

(b)

Liens for taxes, assessments or governmental charges or levies on the Property of the Borrower or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Borrower or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d)

Liens on the Property of the Borrower or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(e)

Liens on Property at the time the Borrower or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Borrower or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Borrower or any Restricted Subsidiary;

(f)

Liens on the Property of a person at the time such person becomes a Restricted Subsidiary; provided, however, that (i) any such Lien may not extend to any other Property of the Borrower or any Restricted Subsidiary that is not a direct Subsidiary of such person and (ii) any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such person became a Restricted Subsidiary;

(g)

Pledges or deposits by the Borrower or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Borrower or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Borrower, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h)	Utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(i)	Liens existing on the date of this Agreement not otherwise described in Clauses (a) through (h) above;

(j)

Liens on the Property of the Borrower or any Restricted Subsidiary to secure any refinancing, in whole or in part, of any Debt secured by Liens referred to in Clauses (e), (f) or (g) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(i)

the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under Clauses (e), (f) or (g) above at the time the original Lien became a Permitted Lien under the Indenture; and

(ii)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Borrower or such Restricted Subsidiary in connection with such refinancing;

(k)	Liens on the assets of Unrestricted Subsidiaries, or on the Capital Stock of Unrestricted Subsidiaries, that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(l)	Liens not otherwise permitted by Clauses (a) through (k) above securing Debt not in excess of US$25,000,000 outstanding at any time; and

(m)	Liens encumbering customary initial deposits and margin deposits, netting provisions and setoff rights, in each case securing Debt under Hedging Obligations.

“Preferred Stock” means any Capital Stock of a person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividend, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over share’s of any other class of Capital Stock issued by such person.

“Project” means:

(a)

manufacturing, testing and delivery of the Satellite in-orbit at the orbital location specified in the Contract equipped with 24 standard C-band, 11 extended C-band and 5 Ku-band transponders and other terms and scope of work agreed in the Contract; and

(b)	operation and maintenance of the Satellite.

“Project Property” means:

(a)	the Satellite;

(b)	the Contract and any rights thereunder; and

(c)	any other assets relating to the Project.

“Property” means, with respect to any person, any interest of such person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other person.

“Purchase Money Debt” means Debt:

(a)

consisting of the deferred purchase price of Telecommunications Assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Telecommunications Assets being financed; and

(b)	incurred to finance the acquisition and construction by the Borrower or a Restricted Subsidiary of Telecommunications Assets, including additions and improvements thereto,

provided, however, that such Debt is Incurred within 180 days after the acquisition and construction of Telecommunications Assets by the Borrower or such Restricted Subsidiary.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period.

“Rating Agencies” means Moody’s and S&P.

“Reference Banks” means, in relation to LIBOR, the principal London offices of HSBC Bank plc., JP Morgan Chase Bank, N.A. and The Royal Bank of Scotland plc., or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings.

“Repayment Date” means the First Repayment Date and each of the days which are 6, 12, 18, 24, 30, 36, 42, 48, 54, 60, 66, 72, 78 and 84 Months after the First Repayment Date but if any such date is not a Business Day, then that Repayment Date shall be deemed to be the immediately succeeding Business Day.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.4 (Power and authority), Clause 18.6 (Governing law and enforcement), Clause 18.8 (No default) and 18.11 (Pari passu ranking).

“Review Date” means the last Business Day of the Review Period.

“Review Period” means the period starting from the first day of the sixtieth Month after the date of this Agreement to the last day of that Month.

“Restricted Subsidiary” means:

(a)

a Subsidiary of the Borrower unless such Subsidiary has been and remains designated as an “Unrestricted Subsidiary” in accordance with Clause 11.1 (Designation of Restricted Subsidiary as Unrestricted Subsidiary), and

(b)	an Unrestricted Subsidiary that has been designated under Clause 11.1 (Designation of Restricted Subsidiary as Unrestricted Subsidiary) to be a Restricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Borrower or any Subsidiary transfers such Property to another person and the Borrower or such Subsidiary leases it back from such person.

“Satellite” shall have the meaning ascribed to it in the Contract.

“Screen Rate” means, in relation to LIBOR, the United States Dollar interest rates quoted on the LIBOR01 of the Reuters screen at or about 11:00 a.m. (London Time). If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Sinosure” means China Export & Credit Insurance Corporation, a company incorporated and existing under PRC law.

“Sinosure Facility” means the Sinosure Facility Agreement dated on our about the date of this agreement made between (a) the Borrower; (b) HSBC France as Arranger; (c) HSBC France as Facility Agent and (d) the Sinosure Lenders, in which the Sinosure Lenders have agreed to make available to the Borrower a loan facility in the amount of US$44,200,000.

“Sinosure Lender” means any lender as defined under the Sinosure Facility.

“Specified Time” means a time determined in accordance with Schedule 5 (Timetables).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Supplier” means Thales Alenia Space France, a company incorporated and existing under French law.

“Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Tax” and “Taxation” shall be construed accordingly.

“Telecommunication Assets” means:

(a)	any Property (other than cash, cash equivalents and Capital Stock or other securities) to be owned by the Borrower or any Restricted Subsidiary and the Telecommunications Business; or

(b)

Capital Stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary from any person other than an Affiliate of the Borrower, provided, however, that in the case of Clause (b), such person is primarily engaged in the Telecommunications Business; and provided further, however, that for purposes of the definition of Purchase Money Debt, Telecommunications Asset shall consist only of Property described in Clause (a) above and shall not include Property constituting all or substantially all the assets of a business or an operating unit of a business.

“Telecommunications Business” means the business of:

(a)	transmitting, or providing services relating to the transmission of, voice, video or data;

(b)	constructing, creating, developing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business; or

(c)	evaluating, participating in or pursuing any other activity or opportunity that is primarily related to those identified in Clause (a) or (b) above,

provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the board of directors of the Borrower.

“Total Commitments” means US$27,057,004.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 ( Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in accordance with Clause 11.1 (Designation of Restricted Subsidiary as Unrestricted Subsidiary).

“US$” or “Dollars” means the lawful currency of the United States of America.

“Utilisation” means the utilisation made under the Facility.

“Utilisation Date” means the date of Utilisation.

“VAT” means value added tax or goods and services tax and any other tax of a similar nature.

“Voting Stock” of any person means all classes of Capital Stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly-Owned Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Borrower and its other Wholly-Owned Subsidiaries.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement or any other Finance Document to:

(i)	the “Facility Agent”, the “Arranger”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” or “properties” includes present and future properties, revenues and rights of every description;

(iii)

an “authorised signatory” means a person that has been duly authorised by another person (the “other person”) to execute or sign any Finance Document (or other document or notice to be executed or signed by the other person under or in connection with any Finance Document) on behalf of that other person;

(iv)

a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated except for the purposes of references to defined terms under the Contract, which shall mean those terms in the Contract as at the date of this Agreement so that any changes to those defined terms will only be applicable if confirmed in accordance with Clause 35 (Defined Terms in Contract);

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)

a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Agreement.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower in a single Utilisation a Dollar term loan facility in an aggregate amount equal to the Total Commitments as set out in Schedule 1 (Name of Original Lenders).

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under this Facility towards the financing of the construction and launch of the Satellite and the payment of the premium to Sinosure in connection with the Sinosure Facility.*

3.2	No Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower shall not deliver the Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Schedule 2 (Conditions Precedent). The Facility Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

*	[Note: This amount may be increased]

(b)	the representations in Clause 18 (Representations) to be made by the Borrower are true in all material respects.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time. Only one Utilisation Request may be delivered under this Facility.

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Availability Date is a Business Day;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed first Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility.

5.4	Lenders’ participation

(a)

If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of the Utilisation Request) to 5.3 (Currency and amount) above have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that loan by the Specified Time.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loan

The Loan shall be repaid on the Repayment Dates in fifteen (15) semi-annual instalments, the first five (5) of which shall each be in an amount equal to US$1,352,850.20 and the remaining ten (10) of which shall each be in an amount equal to US$2,029,275.30.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to fund a Utilisation or maintain its participation in the Loan:

(a)	the relevant Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)

the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

(a)

The Borrower may at any time prior to the Availability Date, if it gives the Facility Agent not less than 30 days’ prior notice, cancel the whole or any part of the Available Facility (but, if in part, being a minimum amount of US$5,000,000 and in integral multiples of US$500,000) without penalty.

(b)	Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment

(a)

The Borrower may, if it gives the Facility Agent not less than 30 days’ prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$5,000,000 and in integral multiples of US$1,000,000).

(b)	The Loan may only be prepaid on a Repayment Date (and not earlier than the First Repayment Date).

(c)	Any prepayment under this Clause 7.3 shall be applied against scheduled repayment instalments pro rata.

7.4	Mandatory prepayment

In the event that the Borrower’s request for covenant suspension/relaxation is not agreed by the Facility Agent acting on the instructions of the Majority Lenders under Clause 21.11 (Suspension and Relaxation of Certain Covenants) within 30 days of that request, the Borrower shall immediately prepay the outstanding Loan under the Facility.

7.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under Clause 13.2 (Tax gross-up) or Clause 13.6 (Indirect tax); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of the Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

7.6	Review Period

(a)

Each Lender shall, during the Review Period, have the right to determine whether it wishes to discontinue its own participation in the Loan. Where a Lender wishes to discontinue its participation in the Loan (“Existing Lender”), that Existing Lender shall, no less than five (5) Business Days prior to the Review Date, advise the Facility Agent of its intention to discontinue its participation in the Loan (and the Facility Agent shall advise the Borrower accordingly) and the Borrower shall repay, in full, on the seventh anniversary of the date of this Agreement, the participation of such Lender.

(b)

The Borrower will have the right, but not the obligation, to instruct the Arranger (which may decide in its sole and absolute discretion whether it wishes to accept such instructions), to use its best efforts to procure a replacement for an Existing Lender for the remaining term of the Loan (“New Lender”). The Existing Lender shall in accordance with the requirements of Clause 23 (Changes to the Lenders) transfer its participation to the New Lender upon the written request of the Borrower and the Arranger.

7.7	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if applicable), without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(d)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender or Lenders, as appropriate.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the outstanding amount of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower shall pay on each Interest Payment Date accrued interest on the Loan.

8.3	Default interest

(a)

If the Borrower fails to pay any amount payable by it under a Finance Document to which it is a party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of two per cent (2%) and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Utilisation in the currency of the overdue amount for successive Interest Periods. Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount on each Interest Payment Date applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of interest

The Facility Agent shall send to the Borrower a statement of the interest due for each Interest Period prior to the relevant Interest Payment Date. If a Utilisation is made after such statement has been sent, the Facility Agent shall, where practicable, send to the Borrower a supplementary statement. The statement will be sent by fax no later than twenty (20) days prior to the relevant Interest Payment Date (and the supplementary statement will be sent by fax promptly upon becoming aware of the amount due) and will, in each case, be followed by delivery of the original statement all in accordance with Clause 30 (Notices/Communications). Notwithstanding the foregoing provisions of this Clause 8.4, any delay or failure by the Facility Agent to send a statement shall not affect the obligation of the Borrower to pay interest.

9.	INTEREST PERIODS

9.1	Duration of Interest Periods

(a)	Each Interest Period shall, subject as provided below, be six (6) Months.

(b)

The first Interest Period for the Loan will start on the Utilisation Date. Each subsequent Interest Period until the First Repayment Date shall start on the last day of its preceding Interest Period and end on the earlier of (i) six (6) Months after such date or (ii) on the First Repayment Date.

(c)

The Interest Period subsequent to the First Repayment Date will start on the First Repayment Date and end on the following Repayment Date and each subsequent Interest Period will start on the last day of its preceding Interest Period and end on the following Repayment Date, with the last Interest Period ending on the Final Maturity Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)

If a Market Disruption Event occurs in relation to a Utilisation for any Interest Period, then the rate of interest on each Lender’s share of the Utilisation for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Utilisation from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)

at or about noon in London on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Utilisation exceed 35 per cent (35%). of the Utilisation) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)

For the avoidance of any doubt, if no alternative basis is agreed upon between the Borrower and the Lenders within a period of thirty (30) days after the commencement of the negotiation, then the rate applying to the Loan shall be determined by the Facility Agent on the basis of each Lender’s cost of funding plus applicable Margin.

10.4	Break Costs

The Borrower shall reimburse to each Lender, upon demand, all costs and expenses incurred by such Lender in relation to any repayment or prepayment of the Loan (or any part thereof) on a date other than on Interest Payment Date whether by voluntary prepayment or by acceleration, pursuant to any of the provisions of this Agreement (including, but not limited to, Clauses 7.3 (Voluntary prepayment), Clause 7.5 (Right of repayment and cancellation in relation to a single Lender) and Clause 22 (Events of Default)) but excluding any repayment made under Clause 6 (Repayment) or any prepayment under Clauses 7.1 (Illegality), Clause 7.4 (Mandatory prepayment) or Clause 14 (Increased Costs), for its costs and expenses incurred in obtaining, liquidating, employing or reemploying deposits from third parties in respect of funds borrowed, contracted for or utilized to fund the amount so repaid or paid, arising directly from such payment by the Borrower, provided that such demand of the Lender shall be supported by a statement certifying in reasonable detail the amount of such costs or expenses, which statement shall constitute evidence thereof and shall be conclusive and binding save for manifest error proved by the Borrower.

11.	DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

11.1	Designation of Restricted Subsidiary as Unrestricted Subsidiary

The board of directors of the Borrower may, by written notice to the Facility Agent, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(i)	all Debt of such Subsidiary, whether in existence at the time of designation as an Unrestricted Subsidiary, or Incurred thereafter, is Non-Recourse Debt;

(ii)

such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Borrower;

(iii)

such Subsidiary is a person with respect to which neither the Borrower nor any Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests, or (ii) to maintain or preserve such person to achieve any specified levels of operating results; and

(iv)	the designation would not otherwise cause a Default.

11.2	Automatic reversion

If, at any time, any Unrestricted Subsidiary fails to meet the requirements outlined in Clause 11.1 (Designation of Restricted Subsidiary as Unrestricted Subsidiary) for an Unrestricted Subsidiary, it will immediately cease to be an Unrestricted Subsidiary.

11.3	Designation of Unrestricted Subsidiary as Restricted Subsidiary

The board of directors of the Borrower may, by written notice to the Facility Agent, designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

12.	FEE

12.1	Arrangement Fee

The Borrower shall pay to the Arranger the arrangement fee in the amount and at the times agreed in a Fee Letter.

12.2	Agency Fee

The Borrower shall pay to the Facility Agent (for its own account) the agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Clause 12:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)

All payments to be made by the Borrower to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)

If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)

Without prejudice to Clause 13.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within ten (10) Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 13.3 shall not apply to:

(i)

any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)

any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Facility Agent.

13.4	Tax credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

13.5	Stamp taxes

The Borrower shall (a) pay and, (b) within ten (10) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Indirect tax

(a)

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

14.	INCREASED COSTS

14.1	Increased costs

(a)

Subject to Clause 14.3 (Exceptions) the Borrower shall, within ten (10) Business Days of a demand by the Facility Agent, pay to a Finance Party the amount of any Increased Costs incurred by that Finance Party in respect of such Finance Party as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party, to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 13.3 (Tax indemnity); or

(iii)	attributable to the wilful breach by the relevant Finance Party of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)

If any sum due from the Borrower under the Finance Documents to which it is party (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within ten (10) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within ten (10) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by the Borrower to pay any amount due under a Finance Document on its due date, or the receipt by any Lender of all or any part of the Loan or an Unpaid Sum by way of voluntary or mandatory prepayment or otherwise than on the date originally scheduled or a date on which repayment is to be made pursuant to Clause 6 (Repayment);

(c)

funding, or making arrangements to fund, its participation in the Utilisation requested by the Borrower but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(e)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under this Agreement; or

(f)	any other information produced or approved by the Borrower pursuant to a Finance Document being or being alleged to be misleading and/or deceptive in any respect.

Without prejudice to its generality, the foregoing indemnity shall extend to any costs to a Lender of any loss of margin and to any interest, fees or other sum whatsoever paid or payable on account of any funds borrowed in order to carry any part of the Facility but shall not extend to (i) any claim which is of the type referred to in Clause 10.4 (Break Costs) or (ii) any other indirect consequential loss not directly attributable to the relevant event or circumstance described in paragraphs (a) to (d) above.

15.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities), Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Legal costs and expenses

The Borrower shall within ten (10) Business Days of receipt of demand pay the Facility Agent and the Arranger the amount of all costs and expenses reasonably incurred by any of them in engaging legal counsel (acting for the Arranger) in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement,

provided that such costs and expenses shall be subject to any agreed caps.

17.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent under any Finance Document or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within ten (10) Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall, within ten (10) Business Days of demand, pay to the Facility Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the administration, holding, enforcement of, or the preservation of any rights under, any Finance Document which, in the case of administering or holding such rights, are reasonably and properly incurred.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations subject to the laws of bankruptcy and other laws affecting the rights of creditors generally,

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

(a)

The choice of English law as the governing law of this Agreement and any other agreements designated as such by the Arranger and the Borrower will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any arbitral award obtained in Singapore in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents or the Contract be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the Contract or the transactions contemplated by the Finance Documents or the Contract other than (a) the reporting to and filing of, this Agreement by the Borrower with each of Bank Indonesia, the Department of Finance and the Foreign Commercial Loan Team; and (b) the payment of stamp duty of Rp6,000 on this Agreement.

18.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

18.9	No misleading information

Any factual information provided in writing by any member of the Group to the Lenders was true and accurate in all material respects and did not omit to include material information as at the date it was provided or as at the date (if any) at which it is stated and is not misleading in any material respect and did not omit to include material information.

18.10	Financial statements

(a)

Its Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

(b)

Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

(c)

There has been no material adverse change in its business or financial condition since 31 December 2006 which could reasonably be expected materially to affect the ability of the Borrower to observe or perform its payment obligations under this Agreement.

18.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.12	No proceedings pending or threatened

As far as the Borrower is aware, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against it or any of its Subsidiaries.

18.13	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property in the Republic of Indonesia which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

18.14	Environmental Claims

As far as the Borrower is aware, no Environmental Claim has been commenced is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group to have a Material Adverse Effect.

18.15	Taxation

(a)

It has duly paid and discharged all Taxes imposed upon it or its assets (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld),

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes.

18.16	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.17	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.18	Confirmation

Neither it nor any member of the Group has promised, offered or given a bribe to a domestic or foreign official and no such person nor anyone acting on its behalf has engaged in or will engage in any such corrupt activity in connection with the export transaction contemplated by the Contract.

18.19	Business in Indonesia

(a)

It is not necessary under the laws and constitution of Indonesia in order to enable the Finance Parties to enforce their rights hereunder or for the execution, delivery and performance of any of the Finance Documents that the Finance Parties should be licensed, qualified or otherwise entitled to carry on business in Indonesia.

(b)	The Finance Parties are not deemed to be domiciled or carrying on business in Indonesia by reason only of the execution, performance or enforcement of any of the Finance Documents.

18.20	Repetition

The Representations in this Clause 18 are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilisation. The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

(a)	The Borrower shall:

(i)

as soon as the same become available, but in any event within 180 days after the end of the Borrower’s relevant financial year, publish on its website (http://www.indosat.com/) the Borrower’s audited consolidated financial statements in English for each financial year of the Borrower;

(ii)

as soon as the same become available, but in any event within 60 days after the end of its financial half year, publish on its website (http://www.indosat.com/) the Borrower’s unaudited consolidated financial statements in English for that period.

(b)

If a Lender determines that publication of the financial statements listed at paragraphs (a)(i) and (ii) above on the Borrower’s website is not sufficient to satisfy any law or regulation applicable to that Lender, the Borrower shall, following a request by that Lender, promptly supply a copy of its financial statements.

19.2	Compliance Certificate

(a)

The Borrower shall supply to the Facility Agent as soon as the Borrower’s audited consolidated financial statements become available, but in any event within 180 days after the end of the Borrower’s relevant financial year, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by an Officer.

19.3	Requirements as to financial statements

The Borrower shall procure that each set of financial statements published (or delivered if applicable) pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

19.4	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request.

19.5	Notification of default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by an Officer, on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	Use of websites

(a)	The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the electronic website designated by the Borrower and the Facility Agent (the “Designated Website”) cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website come into existence or change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Facility Agent under paragraph (a)(i) or paragraph (a)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(b)

Any Lender who accept information posted on the Designated Website as the method of communication may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days after receiving a written request from the Facility Agent.

19.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	FINANCIAL COVENANTS

20.1	Financial definitions

In this Clause 20:

“Relevant Period” means each period of twelve (12) Months ending on the last day of the Borrower’s financial year and each period of twelve (12) Months ending on the last day of each of the first three quarters of the Borrower’s financial year.

20.2	Financial condition

The Borrower shall ensure that:

(a)	the minimum consolidated Equity shall not be less than IDR 5 trillion;

(b)	the ratio of the aggregate Debt of the Group at the end of a Relevant Period to EBITDA of the Group in respect of such Relevant Period shall not at any time exceed 3.5:1;

(c)	the ratio of EBITDA of the Group for any Relevant Period to aggregate Interest Expense of the Group for that Relevant Period shall at all times be at least 2.5:1; and

(d)	the ratio of aggregate Debt of the Group to Equity of the Group shall not at any time exceed 1.75:1.

20.3	Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force unless the Facility Agent (acting on the instructions of the Majority Lenders) shall otherwise agree in writing.

21.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws, etc.

(a)

The Borrower shall comply in all respects with all laws and regulations or permits including (without prejudice to the generality of the foregoing) all Environmental Laws and Environmental Permits to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

(b)

The Borrower shall not (and the Borrower shall ensure that no member of the Group will), promise, offer or give a bribe to a domestic or foreign official and no such person nor anyone acting on its behalf has engaged in or will engage in any such corrupt activity in connection with the export transaction contemplated by the Contract.

21.3	Disposal of Project Property

The Borrower shall not (and shall ensure that no Restricted Subsidiary will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Project Property except as contemplated or permitted under the Contract or the Finance Documents or any lease or licence of any transponders or transponder capacity.

In addition, if the Project Property is to be disposed of to a Subsidiary of the Borrower, the requisite prior written consent of the Majority Lenders shall not be unreasonably withheld or delayed so long as (i) all rights enjoyed in respect of the Project Property by the Finance Parties will continue to be enjoyed (so that the Subsidiary may need to novate and become liable to relevant parts of Finance Documents, (ii) the Borrower continues otherwise to be bound by the terms of the Finance Documents, (iii) the Majority Lenders are satisfied with the identity of the direct and indirect minority shareholders of the relevant Subsidiary and (iv) any necessary amending or supplementing documents and related legal opinions are acceptable to the Facility Agent.

21.4	Disposal of non-Project Property

(a)

In relation to any Property that is not a Project Property, the Borrower shall not (and the Borrower shall ensure that no Restricted Subsidiary will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of such Property.

(b)	Paragraph (a) above does not apply to:

(i)

any sale, lease, transfer or other disposal made in the ordinary course of business of the disposing entity (including in connection with the leasing or procurement of any capacity of satellite transponders);

(ii)	any sale, lease, transfer or other disposal of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)

any sale, lease, transfer or other disposal where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (ii) above) does not exceed US$20,000,000 (or its equivalent in another currency or currencies) in any financial year;

(iv)

any single or series of transactions involving the disposal and lease back of Indosat Towers where the higher of aggregate market value or aggregate consideration receivable does not exceed 10% of Indosat’s total assets;

(v)

any single or series of transactions involving any further disposal and lease back of Indosat Towers where the Facility Agent acting on the instructions of the Majority Lenders is satisfied in its discretion and after consulting with accountants or telecommunications consultants, as it deems appropriate, that the higher of aggregate market value or aggregate consideration receivable, when aggregated with the higher of market value or consideration receivable under (iv) above does not exceed 20% of Indosat’s total assets, that the consideration received or receivable is used to fund the Borrower’s business activities and operations and not to fund any dividend or distribution to its shareholders, and provided that any such disposal and lease back: (i) is entered into with a counterparty which is competent to own and operate Telecommunication Assets and will result in the Borrower or Group continuing to have sufficient use of and access to the Indosat Towers to allow it to carry on its business until after the Final Maturity Date, (ii) will not have any adverse commercial impact to the business and financial standing of the Borrower, and (iii) will be in compliance with the prevailing rules and regulations for telecommunications and related businesses in Indonesia; or

(vi)

any single or series of transactions involving any additional disposal and lease back of Indosat Towers with the prior written consent of the Facility Agent acting on instructions of the Majority Lenders, such consent not to be unreasonably withheld, where the higher of aggregate market value or aggregate consideration receivable, when aggregated with the higher of aggregate market value or aggregate consideration receivable under (iv) and (v) above exceeds 20% of Indosat’s total assets, provided that, after consulting with accountants or telecommunications consultants, as it deems appropriate, that the consideration received or receivable is used to fund the Borrower’s business activities and operations and not to fund any dividend or distribution to its shareholders, and provided further that any such disposal and lease back: (i) is entered into with a counterparty which is competent to own and operate Telecommunication Assets and will result in the Borrower or Group continuing to have sufficient use of and access to the Indosat Towers to allow it to carry on its business until after the Final Maturity Date, (ii) will not have any adverse commercial impact to the business and financial standing of the Borrower, and (iii) will be in compliance with the prevailing rules and regulations for telecommunications and related businesses in Indonesia.

21.5	Change of Business

The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any business activities other than in the Telecommunications Business except where such other business activities do not exceed one percent of the total consolidated tangible assets of the Borrower.

21.6	Insurance

The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same of substantially similar business in Indonesia, including third party liability insurance.

21.7	Taxation

The Borrower shall (and it shall ensure that each member of the Group will) duly pay and discharge all Taxes imposed upon it or its assets (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) payment can be lawfully withheld).

21.8	Liens

The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist:

(a)	any Lien upon or with respect to any Project Property or assign any right to receive income from any Project Property; and

(b)

any Lien upon or with respect to any Property that is not Project Property, whether owned at the date of this Agreement or thereafter acquired, or any interest therein or any income or profits therefrom, provided that the provisions of this paragraph (b) shall not prevent the creation, incurrence, assumption or existence of any Permitted Liens.

21.9	Merger, Consolidation and Sale of Property

The Borrower shall not, and shall not permit any Restricted Subsidiary to, merge, consolidate or amalgamate with or into any other person (other than a merger of a Wholly-Owned Subsidiary into the Borrower), or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a)

the Borrower shall be the surviving person (the “Surviving person”) or, in the case of a merger, consolidation or amalgamation of a Restricted Subsidiary, the Surviving person (if other than the Borrower) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the Republic of Indonesia;

(b)

in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Restricted Subsidiary, such Property shall have been transferred as an entirety or virtually as an entirety to one person; and

(c)

immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this sub-Clause (c), any Debt that becomes, or is anticipated to become, an obligation of the Surviving person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing.

21.10	Further Assurance

The Borrower shall at its own cost comply with the following filing and notification requirements and provide evidence of the same to the Facility Agent on request by the Facility Agent from time to time if required by applicable law or regulation in Indonesia:

(a)

an initial report (accompanied by a copy of this Agreement) to Bank Indonesia, the Ministry of Finance and the Team for the Coordination of the Management of Offshore Commercial Loans (the PKLN Team) within ten (10) days of the date of this Agreement;

(b)

a monthly report of its payment obligations (and any other related information) under this Agreement to Bank Indonesia (in accordance with the provisions and procedures of Bank Indonesia Regulation No. 2/22/PBI/2000 dated 2 October 2000 (as may be further amended), for so long as such regulation remains in effect, on the Obligation to Report Offshore Loans and its implementing regulations prevailing from time to time);

(c)

any information relating to this Agreement (other than referred to in paragraph (a) above) that must be reported to any other competent Governmental Agency in Indonesia in accordance with applicable laws and/or regulations, if failure to do so would materially impair:

(i)	its ability to perform its payment or other material obligations under the Finance Documents; or

(ii)	the validity, legality, enforceability or admissibility in evidence in Indonesia of any Finance Document; and

(d)

(in particular by Bank Indonesia Regulation No. 4/2/PBI/2002 dated 28 March 2002 as amended by Bank Indonesia Regulation No. S/V PBI72003 dated 31 January 2003 (as may be further amended) and its implementing regulations prevailing from time to time), an appropriate periodical foreign exchange flow activities report in connection with this Agreement, if failure to do so would materially impair:

(i)	its ability to perform its payment or other material obligations under the Finance Documents; or

(ii)	the validity, legality, enforceability or admissibility in evidence in Indonesia of any Finance Document.

21.11	Suspension and Relaxation of Certain Covenants

(a)

Following the first day that (a) the Borrower has Investment Grade Ratings from both Rating Agencies and (b) no Default has occurred and is continuing, the Borrower may request the Facility Agent to agree on behalf of the Majority Lenders that the Borrower and the Restricted Subsidiaries will:

(i)	Only be subject to the terms of Clause 21.4 (Disposal of non-Project Property) with the reference to “US$20,000,000” being replaced by a reference to “5% of Equity”; and

(ii)	Not be subject to Clause 21.5 (Change of Business).

(b)

In the event that the Facility Agent notifies the Borrower that the Majority Lenders agree to that request (that notification date being the “Suspension Date”), the Borrower and the Restricted Subsidiaries will only be subject to Clause 21.4 (Disposal of non-Project Property) in its amended form and will not be subject to Clause 21.5 (Change of Business) from the Suspension Date to any subsequent date (the “Reversion Date”), when one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Borrower below the required Investment Grade Ratings or a Default occurs and is continuing, at which time the Borrower and the Restricted Subsidiaries will again be subject to the original form of Clause 21.4 (Disposal of non-Project Property) and to Clause 21.5 (Change of Business). The period of time between the Suspension Date and the Reversion Date is referred to in this Clause 21.11 as the “Suspension Period”. Notwithstanding the reinstatement, no Default will be deemed to have occurred as a result of a failure to comply with Clause 21.4 (Disposal of non-Project Property) in its original form, and with Clause 21.5 (Change of Business) during the Suspension Period.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default.

22.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay any such amount is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment of such amount is made within five (5) Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial Covenants) is not satisfied unless the Borrower demonstrates that such failure is capable of remedy and is remedied within the earlier of:

(a)	30 days of the Facility Agent giving notice to the Borrower; or

(b)	30 days of the Borrower becoming aware of the failure to comply.

22.3	Other obligations

(a)

The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 19.5 (Notification of default) insofar as it relates to notification of a Default which is not yet an Event of Default, Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within the earlier of:

(i)	within 30 days of the Facility Agent giving notice to the Borrower; or

(ii)	within 30 days of the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (a “misrepresentation”), unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 30 days of written notice from the Facility Agent to the Borrower.

22.5	Cross default

(a)	Any Debt of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Debt of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any creditor of any member of the Group becomes entitled to declare any Debt of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)

No Event of Default will occur under this Clause 22.5 if the aggregate amount of Debt or commitment for Debt falling within paragraphs (a) to (d) above is less than US$20,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)

A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not the Borrower;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not the Borrower), receiver, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction and is not discharged or stayed within 30 days of commencement.

22.8	Expropriation or similar process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of US$20,000,000 and is not discharged or stayed within 30 days.

22.9	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its payment or other material obligations under the Finance Documents.

22.10	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.11	Material Licence

Any of:

(a)	the revocation, suspension or termination of any Material Licence; or

(b)	the failure of the Borrower to renew or extend, or the expiration, release, surrender or transfer of, any Material Licence.

22.12	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe will have a Material Adverse Effect.

22.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing and has not been waived the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

SECTION 8

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a) assign any of its rights; or

(b) transfer by novation any of its rights and obligations, to another bank or financial institution (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	The written consent of the Borrower (which shall not be unreasonably withheld or delayed) is required for an assignment or transfer by an Existing Lender, unless a Default is continuing.

(b)	An assignment will only be effective on:

(i)

receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which the Transfer Certificate is delivered to the Facility Agent, pay to the Facility Agent (for its own account) a fee of US$1,500.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties in the case of (i) and (ii) below, and to the Borrower in the case of (iii) below, that:

(i)

it has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document;

(ii)

it will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force; and

(iii)	it acknowledges and agrees to the provisions of sub-Clause (b)(ii) of Clause 23.2 (Conditions of assignment or transfer).

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate (in triplicate) delivered to it by the Existing Lender and the New Lender no less than five (5) Business Days prior to the proposed Transfer Date. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)

the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

23.7	Exclusion of Facility Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

23.8	Authorised signing of Transfer Certificate

The Borrower and each other Finance Party (except for the Lender and the New Lender seeking the relevant transfer) irrevocably authorise the Facility Agent to sign each Transfer Certificate on their behalf as evidence of their consent to the proposed transfer.

23.9	Disclosure of information

Subject to the proviso below, as a condition to Lender being furnished with information by the Borrower pursuant to this Agreement, it agrees to treat any information (whether prepared by the Borrower, its advisers or otherwise) which is furnished to it by or on behalf of the Borrower (the “Confidential Information”) in accordance with the provisions of this Clause 23.7 and take or abstain from taking certain other actions set forth in this Clause 23.7. The Confidential Information does not include information which (i) is already in the Lender’s possession, provided that such information is not known to the Lender to be subject to another confidentiality agreement with or other obligation of secrecy to the Borrower or to another party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Lender or any of the Lender’s directors, officers, employees, affiliates, agents or advisers (collectively, its “Representatives”), or (iii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower or its directors, officers, employees, agents or advisers, which source, to the best of the Lender’s knowledge after due inquiry, is not known by the Lender to be bound by a confidentiality agreement with or other obligation of secrecy to the Borrower or another party. Subject to the proviso below, the Lender agrees that the Confidential Information will be used solely for the purpose of the Finance Documents and that such information will be kept strictly confidential by the Lender and its Representatives, provided, however, that (i) any of such information may be disclosed to its Representatives who need to know such information for the purpose of the Finance Documents (it being understood that such directors, officers, employees, agents and advisers shall be informed by the Lender of the confidential nature of such information and shall be instructed by the Lender to treat such information confidentially and that the Lender will be responsible if they should fail to comply with such instruction), (ii) any disclosure of such information may be made with the prior written consent of the Borrower, and (iii) any disclosure of such information may be made pursuant to a subpoena or order issued by a court of competent jurisdiction. In the event that the Lender receives a request or is required to disclose any such information under such subpoena or order, it agrees (subject to compliance with applicable law or regulation) to (a) promptly notify the Borrower of such request or requirement, (b) consult with the Borrower on the advisability of taking steps to resist or narrow such a request, and (c) if disclosure is required or deemed advisable, cooperate with the Borrower in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such information, provided that any Lender may disclose to any ministry or governmental department (in accordance with its usual practice) and, subject to the written consent of the Borrower in the case of (a) and (b) below, any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)

with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation or court order;

(d)	to its professional advisers, officers, agents or employees; or

(e)	for whose benefit that the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.10 (Security over Lenders’ rights)

any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate.

23.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(c)

release a Lender from any of its obligations under the Finance Document or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(d)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

23.11	No rights for sub-participants

Sub-participants shall not have any rights under this Agreement including but not limited to rights to participate in Lenders’ or Majority Lenders’ decisions or enjoy the benefit of any indemnity claims, those rights being conferred only upon the relevant Finance Parties.

23.12	Facility Office

A Lender may change its office through which it performs its obligations under this Agreement by not less than five (5) Business Days’ notice in writing to the Facility Agent.

23.13	Universal succession (assignments and transfers)

(a)	If a Lender is to be merged with any other person by universal succession, such Lender shall, at its own cost within forty-five days of that merger furnish to the Facility Agent:

(i)

an original or certified true copy of a legal opinion issued by a qualified legal counsel practising law in its jurisdiction of incorporation confirming that all such Lender’s assets, rights and obligations generally have been duly vested in the succeeding entity who has succeeded to all relationships as if those assets, rights and obligations had been originally acquired, incurred or entered into by the succeeding entity; and

(ii)

an original or certified true copy of a written confirmation by either the Lender’s legal counsel or such other legal counsel acceptable to the Facility Agent and for the benefit of the Facility Agent (in its capacity as agent of the Lenders) that the laws of Hong Kong and of the jurisdiction in which the Facility Office of such Lender is located recognise such merger by universal succession under the relevant foreign laws, whereupon a transfer and novations of all such Lender’s assets, rights and obligations to its succeeding entity shall have been, or be deemed to have been, duly effected as at the date of the said merger.

(b)

If such Lender, in a universal succession, does not comply with the requirements under this Clause 23.13 (Universal Succession (Assignments and Transfers)), the Facility Agent has the right to decline to recognise the succeeding entity and demand such Lender and the succeeding entity to either sign and deliver a Transfer Certificate to the Facility Agent evidencing the disposal of all rights and obligations of such Lender to that succeeding entity, or provide or enter into such documents, or make such arrangements acceptable to the Facility Agent (acting on the advice of the Lender’s legal counsel (any legal costs so incurred shall be borne by the relevant Lender) in order to establish that all rights and obligations of the relevant Lender under this Agreement have been transferred to and assumed by the succeeding entity.

24.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

25.	ROLE OF THE FACILITY AGENT AND THE ARRANGER

25.1	Appointment of the Facility Agent

(a)	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)

If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The duties of the Facility Agent under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume, unless it has received notice to the contrary in its capacity as Facility Agent for the Lenders that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent for the Finance Parties) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)

In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Facility Agent nor the Arranger:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Borrower or any other person given in or in connection with any Finance Document; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

(a)

Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)

The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)

Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

25.10	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the gross negligence or wilful misconduct of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Finance Document).

25.11	Resignation of the Facility Agent

(a)

The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower; alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent;

(b)

If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (a) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)

The retiring Facility Agent shall make available to its successor Facility Agent such documents and records and provide such assistance as its successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(d)

Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(e)

After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (a) above. In this event, the Facility Agent shall resign in accordance with paragraph (a) above.

25.12	Confidentiality

(a)

The Facility Agent (in acting as Facility Agent for the Finance Parties) shall be regarded as acting through its respective agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Facility Agent’s Management Time

Any amount payable to the Facility Agent under Clause 15.3 (Indemnity to the Facility Agent), Clause 17 (Costs and Expenses) and Clause 25.10 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrower and the Lenders.

25.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank. If a Reference Bank ceases generally to offer quotation for LIBOR, the Facility Agent shall (in consultation with the Borrower) appoint another bank or financial institution to replace that Reference Bank.

25.18	Anti-money laundering

The Facility Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any HSBC Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the depositor’s accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of the depositor’s accounts. In certain circumstances, such action may delay or prevent the processing of the depositor’s instructions, the settlement of transactions over the depositor’s accounts or the Facility Agent’s performance of its obligations under this Agreement. Where possible, the Facility Agent will endeavour to notify the depositor of the existence of such circumstances. Neither the Facility Agent nor any delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Facility Agent or any delegate pursuant to this clause. For the purposes of this clause, the “HSBC Group” means HSBC Holdings plc, its Subsidiaries and Affiliates.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution,

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Facility Agent

(a)

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or that Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

28.2	Distributions by the Facility Agent

(a)

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Borrower), Clause 28.4 (Clawback) and Clause 25.16 (Deduction from amounts payable by the Facility Agent )) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)

The Facility Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the Facility Agent’s records as being so entitled on that date, provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

28.3	Distributions to the Borrower

The Facility Agent may (in accordance with Clause 29 (Set-Off) or otherwise apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Facility Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent calculated by it to reflect its cost of funds.

28.5	Partial payments

(a)

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

28.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below dollars is the currency of account and payment for any sum from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

29.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES/COMMUNICATIONS

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address, fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent, that identified with its name below,

or any substitute address, fax number, email address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of email, if such email has complied with the rules under Clause 30.4 (Electronic communication).

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

30.4	Electronic communication

(a)

Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

30.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)

Subject to Clause 34.2 (Exceptions), terms of this Agreement may not be amended or waived without the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

(c)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Arranger may not be effected without the consent of the Facility Agent or the Arranger.

34.2	Exceptions

An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iii)	an extension of a Repayment Date or Interest Payment Date, any increase to any Commitment or any other clause a change to which expressly requires the consent of all the Lenders; or

(iv)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

35.	DEFINED TERMS IN CONTRACT

In order to achieve consistency between the Finance Documents, the COFACE Facility and the Sinosure Facility, any amendment to the Contract affecting definitions incorporated in to the Finance Documents may only be effective and binding by a written confirmation from the Facility Agent to the Borrower under this Agreement and an equivalent written confirmation to the Borrower by the facility agent for the COFACE Lenders under the COFACE Facility and by the facility agent for the Sinosure Lenders under the Sinosure Facility.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, English law.

38.	ARBITRATION

All dispute arising out of or in connection with this Agreement shall be finally settled in Singapore under the Rules of Arbitration of the International Chamber of Commerce (“the Rules”) by one or more arbitrators appointed in accordance with the said Rules.

For the avoidance of doubt, and as an independent stipulation, this agreement to arbitrate in Singapore is not intended to be and shall not be construed as a submission by either party to the jurisdiction of the Singapore courts.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

NAME OF ORIGINAL LENDERS

Original Lenders	Commitments
The Hongkong and Shanghai Banking Corporation (Jakarta Branch)	US$	27,057,004

SCHEDULE 2

CONDITIONS PRECEDENT

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Borrower

1.1	A copy of the constitutional documents of the Borrower.

1.2	A copy of a resolution of the board of commissioners of the Borrower approving the financing and the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and:

(i)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(ii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

1.5

A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

2.1	A legal opinion of Linklaters, legal advisers to the Arranger and the Facility Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

2.2

A legal opinion of Hadiputranto, Hadinoto & Partners, legal advisers to the Arranger and the Facility Agent in Indonesia, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

3.1	Original copies of any other Finance Documents not previously listed in this Schedule 2 executed by the parties thereto.

3.2	Evidence that any agent for service of process, in relation to any proceedings before the Singapore arbitration in connection with any Finance Document, has accepted its appointment.

3.3	The Original Financial Statements.

3.4	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fee) and Clause 17 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

3.5

A copy of the approval from the Board of Commissioners and the Board of Directors of the Borrower and any other Authorisation or other document, opinion or assurance which the Facility Agent considers (acting on the instructions of the Majority Lenders) to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF UTILISATION REQUEST

Utilisation Request

From:	[Borrower]
TO:	[FacilityAgent]
Dated:

Dear Sirs

[PT INDOSAT TBK] – Commercial Facility Agreement

dated [            ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	1 April 2008

Amount:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[PT INDOSAT TBK]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	The Hongkong and Shanghai Banking Corporation Limited as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

PT Indosat Tbk – Commercial Facility Agreement

dated [            ] 2007 (the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate, Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

2.1

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

2.4	The New Lender confirms that it is a “New Lender” within the meaning of Clause 23 (Changes to the Lenders).

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments, ]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [ ].
Facility Agent for itself and on behalf of each other Finance Party and the Borrower
The Hongkong and Shanghai Banking Corporation Limited

By:

SCHEDULE 5

TIMETABLES

Delivery of the Utilisation Request under 5 (Utilisation).	U-5 9.30am Hong Kong time

Facility Agent notifies the Lenders of the Utilisation	U-5 3.00pm Hong Kong time

LIBOR is fixed	Quotation Day (U-2) at or about 11:00 a.m. (London time)

“U” = date of Utilisation

“U - X” = X Business Days prior to date of Utilisation

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Facility Agent

From:	PT Indosat Tbk

Dated:

Dear Sirs

PT Indosat Tbk - Facility Agreement

dated [            ] 2007 (the “Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of financial covenants and whether the Borrower is in compliance with those covenants.]

3.	[We confirm that no Default is continuing.]

Signed:
Officer of

PT Indosat Tbk

[Insert applicable certification language]

SIGNATURES

THE BORROWER

PT INDOSAT TBK

By:

Name:	Johnny Swandi Sjam

Title:	President Director

Address:	Jl. Medan Merdeka Barat No. 21 Jakarta 10110, Indonesia

Fax:	+62 21 3483 3077

Attention:	Group Head of Treasury

THE ARRANGER

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, JAKARTA BRANCH

By:

Name:	Mervyn Fong Mun Ngin

Title:	Deputy Chief Executive Officer, HSBC Indonesia

Address:	World Trade Center, 3rd floor, Jl. Jend. Sudirman Kav. 29-31, Jakarta 12910, Indonesia

Fax:	+62 21 5271240

Attention:	Debt Capital Markets

THE FACILITY AGENT

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

Name:	Mervyn Fong Mun Ngin

Address:	Level 30, HSBC Main Building, 1 Queen’s Road Central, Hong Kong

Fax:	+852 2523 4641

Attention:	Corporate Trust and Loan Agency

THE ORIGINAL LENDERS

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, JAKARTA BRANCH

By:

Name:	Mervyn Fong Mun Ngin

Title:	Deputy Chief Executive Officer, HSBC Indonesia

Address:	World Trade Center, 3rd floor, Jl. Jend. Sudirman Kav. 29-31, Jakarta 12910, Indonesia

Fax:	+62 21 5271240

Attention:	Corporate Banking